UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

929 North Front Street

Wilmington, North Carolina 28401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 21, 2008

TO THE SHAREHOLDERS OF

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

The 2008 annual meeting of shareholders of Pharmaceutical Product Development, Inc. will be held at our principal offices located at 929 North Front Street, Wilmington, North Carolina, on Wednesday, May 21, 2008, at 10:00 a.m., for the following purposes:

1.	To elect a board of eight directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on March 20, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. All of these shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You can vote in person at the meeting, even if you returned a proxy.

Our proxy statement, proxy and Annual Report to Shareholders for the year ended December 31, 2007 are enclosed with this notice.

Important – Your proxy is enclosed.

Whether or not you plan to attend the annual meeting, please mark, sign, date and promptly return your proxy in the enclosed envelope. No postage is required for mailing in the United States.

Wilmington, North Carolina

Dated: April 4, 2008

By Order of the Board of Directors

By:	/s/ B. Judd Hartman
B. Judd Hartman
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on

May 21, 2008.

The proxy statement and annual report to security holders are available at

www.ppdi.com/2008proxymaterials.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

929 North Front Street

Wilmington, North Carolina 28401

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2008

Your vote is important. Therefore, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named in the proxy card enclosed with this proxy statement. This proxy statement has been prepared by the management of Pharmaceutical Product Development, Inc. “We”, “our” and the “Company” each refers to Pharmaceutical Product Development, Inc. We will begin sending this proxy statement to our shareholders on or about April 4, 2008.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

You are entitled to vote your common stock if you held shares as of the close of business on March 20, 2008. At the close of business on March 20, 2008, a total of 119,617,093 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by Proxies

If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. The proxies will vote your shares in accordance with your instructions. Of course, you can always come to the meeting and vote your shares in person. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

We are not aware of any other matters to be presented except for those described in this proxy statement. If any matters not described in the proxy statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies may vote your common stock on the new meeting date as well, unless you revoke your proxy instructions before then.

Revoking Your Proxy Instructions

You may revoke your proxy. To do so, you must either (1) advise our corporate Secretary, B. Judd Hartman, in writing before the meeting, (2) deliver later proxy instructions before the meeting, or (3) attend the meeting and vote in person.

Counting Votes

The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced to the meeting. Broker non-votes also count for quorum purposes. If you hold your common stock through a broker, bank or other nominee, generally the nominee may only vote the common stock that it holds for you in accordance with your instructions. However, if the nominee has not received your instructions before the meeting, the nominee may vote on matters that are considered to be routine under rules governing the nominee. If a nominee cannot vote on a particular matter because it is not routine, there will be a “broker non-vote” on that matter. We do not count broker non-votes as votes for or against any proposal. We do count abstentions as votes against a proposal. Although there is no definitive statutory or case law in North Carolina regarding broker non-votes and abstentions, we believe that our intended treatment of them is appropriate. An independent inspector of election will count all votes cast at the meeting and report the results on each matter presented at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees might solicit proxies personally and by telephone. None of these employees will receive any additional compensation for this. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Attending the Annual Meeting

If you are a holder of record and plan to attend the annual meeting, please bring your proxy or a photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in “street name”, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common stock held in street name, you must get a proxy in your name from the registered holder.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our bylaws currently provide that the number of directors constituting the Board of Directors shall be not less than eight nor more than twelve. The Board of Directors may establish the number of directors within this range. The number of director seats is currently fixed at nine. In early 2008, Marye Anne Fox resigned from the Board due to the demands of her job as Chancellor of the University of California at San Diego and scheduling matters that had made it difficult for her to attend Board and Committee meetings. As a result of her resignation, there are eight directors presently serving on our Board. The Board does not intend to nominate a replacement for Dr. Fox at the annual shareholder meeting. Accordingly, the number of directors to be elected at this annual meeting is eight. The Nominating and Governance Committee is actively seeking candidates who are qualified, eligible and willing to serve on the Board. We anticipate that we might fill the vacancy resulting from Dr. Fox’s resignation following the annual shareholder meeting.

Vote Required

Directors are elected by a plurality of the votes cast at the annual meeting. This means that the eight nominees receiving the highest number of votes will be elected.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the election of the nominees named in this proxy statement. Each nominee has agreed to serve, and we expect that each of the nominees will be able to serve if elected. However, if any nominee is unavailable for election, the proxies may vote your common stock to elect a substitute nominee proposed by the Board of Directors.

Nominees

The Board of Directors unanimously recommends the eight nominees listed below for election to the Board. Each nominee currently serves as a director of the Company. The Board of Directors has determined that each director, other than Dr. Eshelman, the Company’s Chief Executive Officer, is independent as defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards. In addition to the specific bars to independence set forth in that rule, we also consider whether a director or his or her affiliates have provided any services to, worked for, or received any compensation from us in the past three years in particular. None of our independent directors has done so. In addition, none of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of the Company.

Name of Nominee	Age	Director Since	Position on Board
Stuart Bondurant, M.D.	78	1994	Director

Fredric N. Eshelman, Pharm.D.	59	1990	Vice Chairman

Frederick Frank	75	1996	Director

General David L. Grange	60	2003	Director

Catherine M. Klema	49	2000	Director

Terry Magnuson, Ph.D.	57	2001	Director

Ernest Mario, Ph.D.	69	1993	Chairman

John A. McNeill, Jr.	58	1989	Director

Stuart Bondurant, M.D. is Dean Emeritus and Professor of Medicine at the School of Medicine of the University of North Carolina at Chapel Hill. He was Interim Executive Vice President and Executive Dean for Health Sciences at Georgetown University in Washington, D.C. from 2004 to 2007. He was Dean of the School of Medicine at the University of North Carolina (Chapel Hill) from 1979 to 1994 and from 1996 to 1997. He served as Professor of Medicine at the University of North Carolina (Chapel Hill) from 1979 to 2004. He served as President and Dean of Albany Medical College from 1974 to 1979. Dr. Bondurant was Director of Epidemiologic Studies at the New York Academy of Medicine from January 1995 until March 1996. Dr. Bondurant has served as President of the American College of Physicians and the Association of American Physicians. He has also served as Interim President of the Institute of Medicine of the National Academy of Science and as Vice President of the American Heart Association and the American Society for Clinical Investigation. He served as the Chairman of the Board of Directors of the North Carolina Biotechnology Center from 1988 to 1992.

Fredric N. Eshelman, Pharm.D. has served as Chief Executive Officer of the Company since July 1990, and as Vice Chairman of the Board of Directors since July 1993. Dr. Eshelman founded the Company’s predecessor and served as its Chief Executive Officer until its sale to the Company in 1989. Dr. Eshelman served as Senior Vice President, Development and as a director of Glaxo Inc., a subsidiary of Glaxo Holdings plc, from 1989 through 1990 before rejoining the Company.

Frederick Frank served as a director of Applied Bioscience International Inc. from 1988 until its acquisition by the Company in September 1996. Mr. Frank has been an investment banker with Lehman Brothers since 1969 and is currently Vice Chairman and Director of that firm. Previously, Mr. Frank served as a Partner of Lehman Brothers from 1969 to 1972, as Managing Director from 1972 to 1993, and as Senior Managing Director from 1993 to 1995. Mr. Frank also serves on the Boards of Directors of Landec Corporation and Epix Pharmaceuticals.

General David L. Grange has served the McCormick Tribune Foundation since November 1999, first as Executive Vice President and Chief Operating Officer, and now as President and Chief Executive Officer. The McCormick Tribune Foundation is a charitable grantmaking organization that supports work in journalism, communities, citizenship and education. Additionally, the Foundation operates three museums, a park and a golf course. General Grange joined the Foundation after 30 years in the U.S. Army, with his final position as Commanding General of the First Infantry Division. During his military career, General Grange served as a Ranger, Green Beret, Aviator, Infantryman, and as a member of Delta Force. General Grange sits on the Board of Visitors of the Center on Philanthropy at Indiana University and is on the Board of Directors of the Chicago Council on Global Affairs, the National Strategy Forum, the Society of the First Infantry Division, the Vietnam Veterans Memorial Council and is a trustee for the First Infantry Division and Marmion Academy. General Grange is on the

Advisory Councils of the Metropolitan Planning Council, Partnership for New Communities and The Philanthropy Roundtable. General Grange also serves as a National Security Analyst for CNN, WGN-TV and WGN Radio.

Catherine M. Klema is currently President of Nettleton Advisors LLC, a consulting firm established by Ms. Klema in 2001. Ms. Klema served as Managing Director, Healthcare Investment Banking at SG Cowen Securities from 1997 to 2001. Ms. Klema also served as Managing Director, Healthcare Investment Banking at Furman Selz LLC from 1994 until 1997, and was employed by Lehman Brothers from 1987 until 1994. Ms. Klema is also a director of Watson Pharmaceuticals, Inc.

Terry Magnuson, Ph.D. currently serves as the Sarah Graham Kenan Professor and Chair of the Department of Genetics of the School of Medicine, the Director of the Program in Cancer Genetics of the Lineberger Comprehensive Cancer Center and the Director of the Carolina Center for Genome Sciences at the University of North Carolina (Chapel Hill). Prior to joining the School of Medicine at the University of North Carolina (Chapel Hill) in 2000, Dr. Magnuson was a Professor of Genetics and Director of the Developmental Biology Center at Case Western Reserve University. Dr. Magnuson has served on numerous advisory panels, including the National Institutes of Health Genetic Basis of Disease Review Committee from 1990 to 1995, and as a member of the Secretariat of the International Mammalian Genome Society from 1999 to 2001. He also served as a member of the Board of Directors of the Genetics Society of America and is currently Chair of the Board of Scientific Overseers for the Jackson Laboratory. Dr. Magnuson also serves on The National Academics Committee for stem cell research guidelines and also currently serves as Senior Associate Editor for “Genetics”. He was elected as a Fellow of The American Academy of Arts and Sciences in 2007.

Ernest Mario, Ph.D. is Chairman and Chief Executive Officer of Capnia, Inc., a privately held development-stage pharmaceutical company that is developing products for migraine and other conditions using a proprietary medical gas delivery system. Prior to joining Capnia in 2007, Dr. Mario was Chairman and Chief Executive Officer of Reliant Pharmaceuticals, Inc., a privately held company that developed and marketed cardiovascular pharmaceutical products. Before joining Reliant in 2003, Dr. Mario served as Chairman and Chief Executive Officer of IntraBiotics Pharmaceuticals, Inc. from 2002 to 2003. Prior to 2002, Dr. Mario led ALZA Corporation as its Chairman and Chief Executive Officer. Before joining ALZA in 1993, Dr. Mario was Chief Executive of Glaxo Holdings plc from 1989 to 1993. Dr. Mario is also a director of Boston Scientific Corporation, Celgene Corporation and Maxygen, Inc.

John A. McNeill, Jr. served as the Company’s President until 1990 and as its Chairman of the Board until July 1993. Mr. McNeill currently serves as Chief Executive Officer of Liberty Healthcare Services, LLC, a provider of nursing homes, assisted living facilities, independent living facilities, home healthcare agencies, home medical equipment and intravenous services. Mr. McNeill also serves on the Board of the Pharmacy Foundation of North Carolina, Inc. and as Chair of the University of North Carolina Wilmington Board of Trustees.

Information About the Board of Directors and its Committees

The Board of Directors is responsible for the general management of the Company. In 2007, the board held eleven meetings. Each incumbent member of the Board during the time he or she served as a director of the Company attended at least 75% of the 2007 meetings of the Board of Directors and Board committees of which he or she was a member.

Although the Company does not have a formal written policy with respect to Board members’ attendance at its annual meeting of shareholders, it is customary for all directors to attend that meeting. In addition, as disclosed below in “Other Information – Director Compensation,” Board members are compensated for attending our annual shareholder meetings. For the 2007 annual meeting of shareholders, all of our directors attended that meeting except for Dr. Fox.

Shareholders may send any communications regarding Company business to the Board of Directors or any individual director in care of the Secretary of the Company at our principal executive offices located at 929 North Front Street, Wilmington, North Carolina 28401. The Secretary will forward all such communications to the addressee.

The Board of Directors has established a Finance and Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Mr. Frank, Chairman, Dr. Bondurant, Dr. Magnuson and Mr. McNeill, each of whom is independent under the Nasdaq Marketplace rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, are the members of the Finance and Audit Committee. In 2007, the Finance and Audit Committee held four meetings. The Finance and Audit Committee is solely responsible for the engagement of the independent auditors, reviews with management and with the independent auditors the scope and results of the Company’s audits, the internal accounting controls of the Company, financial reporting processes, and audit policies and practices, pre-approves all professional services furnished by the independent auditors and oversees the Company’s corporate compliance matters. A copy of the Finance and Audit Committee charter was Appendix A to the proxy statement for our annual shareholder meeting held May 16, 2007.

Mr. McNeill, Chairman, General Grange and Ms. Klema, each of whom is independent under the Nasdaq Marketplace rules, are the members of the Compensation Committee. During 2007, the Compensation Committee held five meetings. Pursuant to the Compensation Committee charter, the Compensation Committee has the sole authority to determine the compensation of the Company’s Chief Executive Officer, to review and approve the compensation of the Company’s other executive officers, and to review the compensation of the Company’s directors and recommend changes in the directors’ compensation to the Board of Directors. The Committee also oversees the administration of the Company’s equity compensation, retirement, incentive compensation and benefit plans. A copy of the Compensation Committee charter was Appendix B to the proxy statement for our annual shareholder meeting held May 16, 2007.

General Grange, Chairman, Mr. Frank, Ms. Klema and Dr. Magnuson, each of whom is independent under the Nasdaq Marketplace rules, are the members of the Nominating and Governance Committee. The Nominating and Governance Committee held four meetings in 2007. The Nominating and Governance Committee identifies individuals qualified to become Board members, recommends director nominees to the Board, reviews the composition of the Board and its committees, develops and recommends to the Board appropriate corporate governance guidelines, and oversees the Board’s annual self-evaluation process. A copy of the Nominating and Governance Committee charter was Appendix C to the proxy statement for our annual shareholder meeting held May 16, 2007.

To be considered as a director nominee, an individual must have high personal and professional character and integrity, exceptional ability and judgment, experience at a strategy/policy setting or high managerial level, relevant career specialization or technical skills, sufficient time to devote to Company matters, and an ability to work with the other director nominees to collectively serve the long-term interests of the shareholders. In addition to these minimum requirements, the Committee will also evaluate whether the nominee’s skills are complementary to the existing directors’ skills, and the Board’s need for operational, management, financial, international, industry-specific or other expertise. The Nominating and Governance Committee invites Board members to submit nominations for director. In addition to candidates submitted by Board members, director nominees recommended by shareholders will be considered. Shareholder recommendations must be made in accordance with the procedures described in the following paragraph and will receive the same consideration that other nominees receive. All nominees are evaluated by the Nominating and Governance Committee to determine whether they meet these minimum qualifications and whether they will satisfy the Board’s needs for specific expertise at that time. The Committee recommends to the full Board nominees for election as directors at the Company’s annual meeting of shareholders.

Our bylaws permit any shareholder of record to nominate directors. You must give written notice of your intent to make nominations by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company. Any such timely notice will be forwarded to the Nominating and Governance Committee. If the election is to be held at the annual meeting of shareholders, you must give your notice not more than 90 days nor less than 50 days before the meeting. If the election is to be held at a special meeting of shareholders called to elect directors, you must give your notice by the tenth business day following the date on which notice of the special meeting is first given to shareholders. Your notice must include the following: (1) your name and address, as they appear on the Company’s books, and the name and residence address of the persons to be nominated; (2) the class and number of shares of the Company which you beneficially own; (3) a representation that you are a shareholder of record of the Company entitled to vote at the meeting and intend to appear in person or by proxy to nominate the persons specified in your notice; (4) a description of all arrangements or understandings between you and each nominee and any other persons, by name, as to how you will make the nominations; (5) all other information regarding each nominee you propose which is required to be disclosed in a solicitation of proxies for election of directors or is required under Regulation 14A of the Securities Exchange Act of 1934, including any information required to be included in a proxy statement if the nominee had been nominated by the Board of Directors; and (6) the written consent of each nominee to be named in a proxy statement to serve as a director, if elected.

No shareholder has properly nominated anyone for election as a director at this annual meeting.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Finance and Audit Committee of our Board of Directors has appointed the firm of Deloitte & Touche LLP, Raleigh, North Carolina, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. While the Finance and Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, the Committee and the Board of Directors are requesting that the shareholders ratify this appointment. If the shareholders ratify this appointment, the Finance and Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in our best interests and the best interests of our shareholders. If the shareholders do not ratify this appointment, the Finance and Audit Committee may reconsider, but might not change, its appointment.

Deloitte & Touche LLP has audited our financial statements annually since 2002. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

The Board of Directors unanimously recommends that shareholders vote for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

OTHER INFORMATION

Principal Shareholders

The following table shows the number of shares of the Company’s common stock beneficially owned as of the record date for the meeting, March 20, 2008, by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each director and nominee for director, (3) each of our executive officers named in the Summary Compensation Table below (the “Named Executive Officers”), and (4) all current directors and executive officers of the Company as a group. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown, and their address is c/o Pharmaceutical Product Development, Inc., 929 North Front Street, Wilmington, North Carolina 28401. As of March 20, 2008, the Company had 119,617,093 shares of common stock outstanding. Share ownership in each case also includes shares issuable upon exercise of outstanding options that can be exercised within 60 days after March 20, 2008 for purposes of computing the percentage of common stock owned by the person named. Options owned by a person are not included for purposes of computing the percentage owned by any other person.

Name	Shares Beneficially Owned	Percentage Owned
Linda Baddour	0	*
Stuart Bondurant (1)	22,717	*
Capital World Investors (2)	6,211,150	5.2%
Paul S. Covington	262	*
Daniel G. Darazsdi (3)	10,000	*
Earnest Partners, LLC (4)	7,845,304	6.6%
FMR LLC (5)	10,483,135	8.8%
Fredric N. Eshelman (6)	8,564,415	7.2%
Frederick Frank (7)	125,717	*
David L. Grange (8)	10,099	*
Catherine M. Klema (8)	47,557	*
Terry Magnuson (8)	67,557	*
Ernest Mario (9)	644,843	*
John A. McNeill, Jr. (10)	3,243,121	2.7%
Neuberger Berman, LLC (11)	6,240,509	5.2%
William W. Richardson (12)	41,047	*
William J. Sharbaugh (13)	10,240	*

All current directors and current executive officers as a group (12 persons)	12,787,575	10.7%

*	Less than one percent.
(1)	Includes 15,557 shares of common stock issuable pursuant to options. Does not include 5,643 shares of restricted stock that Dr. Bondurant deferred under the Company’s deferred compensation plan for non-employee directors.
(2)	Amount reported in Schedule 13G filed on February 12, 2008. The Schedule 13G filed by Capital World Investors does not list any natural persons having voting and/or investment powers over the shares reported as beneficially owned by Capital World Investors. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(3)	Consists of 10,000 shares of restricted stock granted on October 1, 2007.
(4)	Amount reported in Schedule 13G Amendment No. 4 filed on January 30, 2008. The Schedule 13G filed by Earnest Partners, LLC does not list any natural persons having voting and/or investment powers over the shares reported as beneficially owned by Earnest Partners, LLC. The address of Earnest Partners, LLC is 1180 Peachtree Street N.E., Atlanta, Georgia 30309.
(5)	Amount reported in Amendment No. 1 to Schedule 13G filed on February 14, 2008. Edward C. Johnson 3rd, Chairman of FMR LLC, has sole voting power over an aggregate of 2,681,285 shares and the Boards of Directors of various Fidelity funds registered as investment companies under Section 8 of the Investment Company Act of 1940 have sole voting power over 7,705,040 shares. FMR and Mr. Johnson each has sole dispositive power over an aggregate of 10,483,135 shares reported beneficially owned by FMR. The address of FMR and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.
(6)	Includes 497,499 shares of common stock issuable pursuant to options and 11,258 shares of restricted stock granted on May 18, 2005. Also includes 1,185,961 shares that Dr. Eshelman has pledged to secure a personal loan from an independent financial institution. Does not include 87,710 shares of restricted stock that Dr. Eshelman deferred under the Company’s deferred compensation plan for executives.
(7)	Includes 67,557 shares of common stock issuable pursuant to options. Does not include 5,643 shares of restricted stock that Mr. Frank deferred under the Company’s deferred compensation plan for non-employee directors.

(8)	Consists of shares of common stock issuable pursuant to options. Does not include 8,803 shares of restricted stock deferred under the Company’s deferred compensation plan for non-employee directors.
(9)	Includes 18,500 shares of common stock held in trust for Mrs. Mario; 18,500 shares of common stock held in trust for Dr. Mario; 341,062 shares of common stock held by Mrs. Mario; and 67,557 shares of common stock issuable pursuant to options. Does not include 8,803 shares of restricted stock that Dr. Mario deferred under the Company’s deferred compensation plan for non-employee directors.
(10)	Includes 3,023,571 shares of stock held in trust; 65,485 shares of common stock held in a family partnership; 1,195 shares of common stock held in a limited liability company; 10,489 shares of common stock held in trust for Mr. McNeill’s daughter, who resides with Mr. McNeill; and 99,557 shares of common stock issuable pursuant to options. Does not include 8,803 shares of restricted stock that Mr. McNeill deferred under the Company’s deferred compensation plan for non-employee directors.
(11)	Amount reported in Schedule 13G Amendment No. 5 filed on February 12, 2008. The Schedule 13G filed by Neuberger Berman, LLC does not list any natural persons having voting and/or investment powers over the shares reported as beneficially owned by Neuberger Berman, LLC. The address of Neuberger Berman, LLC is 605 Third Avenue, New York, NY 10158.
(12)	Includes 40,833 shares of common stock issuable pursuant to options.
(13)	Includes 10,000 shares of restricted stock granted on May 31, 2007.

Compensation of Non-Employee Directors

Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. We pay non-employee directors an annual retainer of $40,000 in quarterly installments after each regularly scheduled meeting of directors. We also pay each non-employee director $1,000 for each meeting of the Board of Directors attended in person and $1,000 for attendance at our annual meeting of shareholders. We pay each non-employee member of the Finance and Audit Committee $2,500 for each committee meeting attended in person, and we also pay the chairman of that committee an annual retainer of $10,000. For all other committees, we pay the chairman $1,500 for each meeting attended in person and all other non-employee committee members $1,000 per meeting attended in person. In the discretion of the Chairman of the Board of Directors, we pay each non-employee director $500 for each Board and committee meeting attended by telephone. In addition, we grant each non-employee director a fully vested option to purchase common stock having a value of $65,000 on each date that he or she is elected or re-elected to the Board. We also grant each non-employee director restricted stock having a value of $65,000 on the first business day of each calendar year. The restricted stock vests 90% on the first anniversary of the grant, 5% on the second anniversary and 5% on the third anniversary, and is not transferable until the director departs from the Board. In addition to the above, the Chairman of the Board, who receives no other compensation for serving in that capacity, is entitled to use the Company’s aircraft for personal use up to a maximum of 30,000 miles per year.

We maintain a nonqualified, unfunded deferred compensation plan that permits members of our Board of Directors to defer current income for future financial and retirement needs. Directors may defer up to 100% of their annual retainer and meeting fees on a pre-tax basis. Directors also have the opportunity to defer payment of restricted stock. We do not make contributions to this plan on behalf of any director, and other than accruals for interest on deferred cash compensation and dividend equivalents on deferred restricted stock, all amounts credited to these plans consist of compensation that was otherwise payable to the directors.

Cash amounts deferred each quarter earn interest based upon the three-month London Interbank Offered Rate, or LIBOR, plus 1.5%, which we believe is a reasonable rate of interest. The average annual interest rate during 2007 was 6.7%. Shares of restricted stock that are deferred are held as restricted stock units, payable as shares of common stock if and when the units become payable. The restricted stock units remain subject to the same vesting conditions as applicable to the shares of restricted stock. In addition, restricted stock units provide for dividend equivalents that are payable in cash at the time the units become vested or when the units become payable, depending on the participant’s election.

Directors may elect to have the deferrals payable either on a specified date that is at least two years after the deferral election is made, but not more than 10 years after termination of service as a director, or the earlier of any such date and the date of termination of service as a director. Directors may choose to have deferrals payable either in a lump sum or installments over a period of five years. Our Board of Directors may elect to pay out participants in the event of a change of control of the Company.

The following table shows the compensation earned by each non-employee director of the Company for the year ended December 31, 2007.

Director Compensation in Fiscal 2007

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Stuart Bondurant, M.D.	60,000		64,985	65,000	24	0		190,009
Marye Anne Fox, Ph.D.	50,500	(5)	64,985	65,000	1,432	0		181,917
Frederick Frank	73,500	(5)	64,985	65,000	1,355	0		204,840
David L. Grange	63,000		64,985	65,000	24	0		193,009
Catherine M. Klema	61,000		64,985	65,000	24	0		191,009
Terry Magnuson, Ph. D.	63,000		64,985	65,000	24	0		193,009
Ernest Mario, Ph.D.	48,000	(5)	64,985	65,000	225	20,370	(6)	198,580
John A. McNeill, Jr.	69,000		64,985	65,000	24	0		199,009

(1)	Consists of the annual board retainer, board and committee meeting fees, and committee chair retainers.
(2)	On January 3, 2007, each non-employee director was granted 1,991 shares of restricted stock having a grant date fair value of $65,000 computed in accordance with Statement of Financial Accounting Standards No. 123R, Share Based Payments, as modified or supplemented, or SFAS 123R. Each director deferred the entire grant under the Company’s deferred compensation plan for non-employee directors and now holds these shares as restricted stock units under that plan. The dollar value represents the amount the Company recognized for restricted stock awards granted to non-employee directors in 2007 and prior years for financial statement reporting purposes in accordance with SFAS 123R, applying the same assumptions used in the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2007, as described in Note 10 thereto; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures of restricted stock in 2007 among our directors. As of December 31, 2007, each non-employee director held 7,215 restricted stock units.
(3)	On May 16, 2007, the date on which the directors were re-elected to the Board for a term of one year, each non-employee director was granted nonqualified options to purchase 6,126 shares of common stock of the Company having a grant date fair value of $65,000 computed in accordance with SFAS 123R. The dollar value represents the amount the Company recognized for option awards granted to non-employee directors in 2007 and prior years for financial statement reporting purposes in accordance with SFAS 123R, applying the Black-Scholes valuation model and the same assumptions used in the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2007, as described in Note 10 thereto. As of December 31, 2007, the number of shares underlying options held by each non-employee director was as follows: 15,557 shares for Dr. Bondurant; 59,557 shares for Dr. Fox; 67,557 shares for Mr. Frank; 10,099 shares for General Grange; 47,557 shares for Ms. Klema; 67,557 shares for Dr. Magnuson; 83,557 shares for Dr. Mario; and 115,557 shares for Mr. McNeill.
(4)	This column reports the “above-market” interest accrued on deferred cash compensation. Our deferred compensation plan for non-employee directors accrues interest on deferred cash compensation based on the three-month LIBOR plus 1.5%. The amount of “above-market” interest in this column equals the difference between the interest accrued at the plan rate and 120% of the quarterly applicable long-term federal rate. For a detailed description of the Company’s deferred compensation plan for non-employee directors, see “Compensation of Non-Employee Directors” above.
(5)	Dr. Fox, Mr. Frank and Dr. Mario deferred 100% of their 2007 cash Board fees under the Company’s deferred compensation plan for non-employee directors.
(6)	In 2007, Dr. Mario used the Company’s aircraft for personal use for a total of 11,055 miles. The dollar amount equals the value of his use of the Company’s aircraft based on the aggregate incremental cost to the Company. For a description of the Company’s policy on personal use of corporate aircraft, see “Corporate Aircraft Policy” below.

Executive Compensation

Compensation Discussion and Analysis

Executive Compensation Objectives

The Compensation Committee seeks to establish and implement a compensation system for the Company’s executive officers that is performance-oriented and designed to meet the following objectives:

•	enable the Company to attract, retain and motivate its executive officers;

•	provide for compensation that is both externally competitive and internally equitable;

•	reward for outstanding Company and individual performance;

•	provide long-term incentive compensation through equity grants; and

•	promote long-term shareholder value.

To achieve these objectives, the Committee seeks to design the Company’s executive compensation program and set compensation levels for the Named Executive Officer that are comparable to those of other companies that compete with us for executive talent. The Committee uses both objective and subjective criteria to evaluate Company and individual performance and set compensation. This approach allows the Committee to exercise discretion and not rely solely on rigid formulas and quantitative analyses. The Committee also generally targets cash compensation at the 50th percentile of our peer companies and supplements that with additional executive compensation in the form of stock options and restricted stock. Through a discretionary annual cash incentive plan, the Committee also seeks to reward outstanding performance, incentivize future achievement and assist in attracting and retaining our executive officers. We also provide long-term compensation in the form of stock option and restricted stock grants that generally vest over a three-year period. The Committee believes these awards allow the Named Executive Officers to participate in the long-term success of the Company, align their interests with those of our shareholders, reward for past performance and incentivize future performance, and help retain talented executive management personnel.

The Committee relies on various sources of information to assist it in establishing and maintaining the Company’s compensation program. Since 1997, the Committee has engaged Frederic W. Cook & Co., Inc., an independent compensation consulting firm, every three years to review and assess the Company’s executive compensation program. As directed by the Committee, the Cook firm evaluates the Company’s base salary, annual cash incentive awards and long-term equity compensation for various members of senior management of the Company, including the Named Executive Officers, and compares the Company’s compensation levels against those offered by public companies in two peer groups. The Committee also considers data from the Radford Biotechnology Survey for companies in the life sciences industry with 500 employees or more. Finally, the Committee relies on the experience and knowledge that the Company and its senior management have gained over the years from the administration of the Company’s compensation programs, and seeks input from the Chief Executive Officer on the performance of the other Named Executive Officers and on recommendations for their compensation levels. The Compensation Committee uses information from these sources to assist it in evaluating the competitiveness of the Company’s executive compensation programs, setting compensation levels for the Named Executive Officers and meeting the Committee’s stated compensation objectives.

The Compensation Committee believes that the Company’s compensation programs for its executive officers are competitive and appropriately designed to attract and retain key employees, reward superior performance and promote long-term shareholder value. The Committee plans to continue to review the compensation payable to the Company’s executive officers, periodically evaluate the Company’s compensation practices with the assistance of an independent compensation consultant and make any changes it deems appropriate to the Company’s compensation structure to ensure that the programs are designed and implemented to achieve the Committee’s stated goals.

Executive Compensation Policy

The principal components of compensation for the Company’s Named Executive Officers are base salary, discretionary annual cash incentive awards and long-term incentive compensation in the form of nonqualified stock option and restricted stock awards. The Company also provides severance benefits upon a change in control of the Company, a 401(k) retirement savings plan with matching contributions from the Company, a group health plan, group term life insurance, a wellness program, limited personal use of corporate aircraft, and a nonqualified deferred compensation plan. The Company does not maintain supplemental retirement programs for its Named Executive Officers because the Committee believes that the existing compensation arrangements enable the Company’s executive officers to adequately plan for their retirement. In addition, the Company does not make matching or other contributions to the nonqualified deferred compensation plan on behalf of its executive officers, but does provide for a reasonable rate of interest on deferred cash compensation.

Under the direction of the Compensation Committee, the Company has entered into employment agreements with each of its Named Executive Officers. Based on its experience with the Company, the Committee continues to believe that employment agreements with shorter terms and annual performance reviews promote better performance by Company executives. Thus, the Committee continues to adhere to its general policy that employment agreements for its executives will have an initial term of one or two years, with a provision for successive one-year renewal terms unless either party gives notice to the other that the agreement will not be renewed.

Peer Group Compensation Data

As noted above, an important component of our executive compensation analyses is a comparison of our executive compensation to that paid by a group of peer companies. It is only one component we use to evaluate our compensation programs and set compensation levels. However, we believe it is a useful tool because we compete with the peer companies for executive talent. This was particularly true for us recently, as we hired two new executive officers in 2007, Chief Operating Officer William J. Sharbaugh and Chief Financial Officer Daniel G. Darazsdi.

When we first engaged the Cook firm in 1997, it identified two peer groups for us, one consisting solely of other contract research organizations and one consisting of biopharmaceutical companies, and later expanded to include biological product and diagnostic companies, that were generally comparable in size to the Company based on revenue, net income and market capitalization. The Cook firm updates these peer groups for changes resulting from mergers, acquisitions, bankruptcies, going-private transactions and other circumstances, removing from the lists any companies that no longer fit the relevant criteria and adding any new ones that do.

In addition to the analysis of compensation information for the public companies in the two peer groups, the Cook firm and the Committee review the most recent Radford Biotechnology Survey for competitive pay information for life science companies with 500 employees or more that participate in that Survey.

Tally Sheets

The Committee also periodically reviews tally sheets setting forth and totaling all components of compensation for each of the Company’s Named Executive Officers, including base salary, annual cash incentive awards, equity awards, earnings under the Company’s nonqualified deferred compensation plan, corporate aircraft usage and other perquisites. The tally sheets also set forth information regarding the value of outstanding unexercised stock options, vested and unvested restricted stock, and potential payments under severance agreements upon a change of control of the Company. The overall purpose of these tally sheets is to bring together, in one place, all the elements of compensation of the Named Executive Officers. This allows the Committee to quantitatively analyze both the individual elements of compensation and the aggregate amounts of compensation. It also facilitates our review of the compensation of each of the Named Executive Officers compared to the others, which we do in order to evaluate the internal equity of our executive compensation program. In 2007, the Committee did not make any specific adjustments to Named Executive Officer compensation as a result of its review of tally sheets.

The 2006 Cook Report

Consistent with its practice, in 2006 the Committee engaged the Cook firm to assess the Company’s compensation program for various members of senior management of the Company, including the Named Executive Officers. As a part of its analyses at that time, the Cook firm compared the Company’s base salary, annual cash incentive program and long-term equity incentive compensation against similar forms of compensation paid by public companies in our two peer groups selected by the Cook firm. In 2006, the two peer groups consisted of the following companies:

Contract Research Organizations	Biopharm Companies
Charles River Laboratories International	Barr Pharmaceuticals
Covance	Biogen Idec
Kendle International	Biovail
MDS	Cephalon
Parexel International	InVentiv Health
PRA International	MedImmune
Quintiles Transnational	Millennium Pharmaceuticals
SFBC International	PDL BioPharma
Valeant Pharmaceuticals
Watson Pharmaceuticals

In addition, the Cook firm reviewed the 2005 Radford Biotechnology Survey for competitive pay information for contract research organizations that participated in the Survey.

The Committee received the report of the Cook firm in September 2006. Based on its analyses, the Cook firm concluded that the Company’s cash compensation, consisting of base salary and discretionary annual cash incentive awards, was generally at or slightly below the median for the peer group. The Cook firm also concluded that the Company’s long-term equity compensation, consisting primarily of stock options, was well above the median due primarily to the Company’s growth and the positive performance of the Company’s stock price as compared to the peer group companies. This result is consistent with the Committee’s philosophy of rewarding performance that also benefits our shareholders. As a whole, the Cook firm concluded that the Company’s total compensation was competitive and appropriate given the Company’s relative size and performance. Based on these findings, the Cook firm did not recommend any changes to the Company’s compensation levels for its executive officers. The Cook firm did suggest that the Committee consider increasing the use of restricted stock grants for a portion of the Company’s long-term incentive compensation and implementing stock ownership guidelines for its senior level executives. The Committee continues to consider restricted stock an important element of executive officer compensation and uses it where it believes appropriate. The Committee has also considered stock ownership guidelines for executives in the past, but has not adopted any as the Committee continues to believe that the current executive compensation program provides appropriate incentives for the Named Executive Officers to promote and achieve long-term shareholder value.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to certain executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The nonqualified stock option grants that the Company awards under the Equity Compensation Plan are designed to qualify under the compensation requirements of this provision. The Compensation Committee believes that compensation paid to the Named Executive Officers for 2007 is properly deductible under Section 162(m); however, no assurance can be made in this regard.

In addition, compensation paid to the Company’s Named Executive Officers is intended to satisfy the requirements of Section 409A (and the Treasury Department guidance and regulations issued thereunder) to avoid the imposition of any additional taxes or penalties under Section 409A. Specifically, our deferred compensation plan has been designed to satisfy Section 409A, although no assurance can be made in this regard.

The Committee did not make any specific adjustments to Named Executive Officer compensation in 2007 as a result of tax considerations.

Analysis of Specific Compensation Programs

Base Salary. The Company’s base salary is designed to recognize the duties and responsibilities of each executive office and the experience, knowledge, abilities and skill of the Named Executive Officer that holds each such position. The Committee believes that base salaries are an important component of the Company’s executive compensation program and are critical in attracting and retaining executive talent. The Committee reviews base salaries of the Company’s Named Executive Officers on an annual basis in advance of the expiration of their respective employment agreements. In setting annual base salaries, the Committee takes into consideration the

Company’s overall financial and operating performance in the prior year, the Company-wide target for base salary increases for all employees, market and competitive salary information as noted above, inflation, changes in the scope of an executive officer’s job responsibilities, the other components of compensation and other relevant factors. The Committee also reviews the Named Executive Officer’s individual performance and the performance of the divisions, business units or departments for which he or she is responsible. For the Chief Executive Officer, the Committee evaluates the Chief Executive Officer’s performance and determines the salary adjustment for the coming one-year employment agreement term. For the other Named Executive Officers, the Committee receives an evaluation from the Chief Executive Officer on that person’s performance and a recommendation for a salary adjustment. Based on the annual reviews of the Company’s Named Executive Officers during 2007, the Committee approved the following base salary increases for the Named Executive Officers effective on the date set forth below:

Name and Title	Salary Before Adjustment	Salary Adjustment		Salary After Adjustment	Effective Date
		($) (%)
Fredric N. Eshelman Chief Executive Officer	$700,000	$20,000	2.9%	$720,000	July 1, 2007

Paul S. Covington Executive Vice President, Development	328,086	9,844	3.0%	337,930	January 1, 2008

William W. Richardson Senior Vice President, Global Business Development	249,900	4,998	2.0%	254,898	November 1, 2007

In 2007, we hired two new executive officers, Chief Operating Officer William J. Sharbaugh and Chief Financial Officer Daniel G. Darazsdi. Mr. Sharbaugh was hired effective May 31, 2007 and his annual base salary was set at $360,000. Mr. Darazsdi was hired effective October 1, 2007 and his annual base salary was set at $350,000. The Committee established these salaries based on the responsibilities of these positions, the experience and skills of Messrs. Sharbaugh and Darazsdi, then current market data for similar positions with comparable companies, historic base salaries paid by the Company for these or similar positions, internal equity considerations and arm’s length negotiation with these individuals.

In February 2008, the Committee approved a 2.8%, or $20,000, increase to Dr. Eshelman’s salary from $720,000 to $740,000 and a 3.5%, or $12,600, increase in Mr. Sharbaugh’s salary from $360,000 to $372,600, both effective on the renewal dates of their respective employment agreements in 2008. In making these base salary adjustments, the Committee considered the factors noted above.

Annual Incentive Cash Compensation. The Committee believes that incentive compensation through annual cash bonuses is a critical element of the Company’s executive compensation program. This component of compensation provides an incentive to the Named Executive Officers to achieve both Company and individual performance objectives and to be rewarded for those achievements. Each year, the Compensation Committee adopts an employee incentive compensation plan for that year. The plan is typically reviewed and approved by the Committee at a meeting held prior to or during the first quarter of the plan year. The plan applies to all full-time Company employees and provides for bonus ranges and targets for all management and non-management positions based on a percentage of eligible base earnings for the plan year. The Chief Executive Officer makes recommendations for changes to the bonus ranges and targets for the Company’s Named Executive Officers other than himself. The bonus ranges and targets for the Company’s Chief Executive Officer are determined by the Committee. In both cases, the Committee seeks to establish bonus ranges and targets that are designed to ensure that targeted incentive and total cash compensation is competitive.

Annual cash awards under the employee incentive compensation plan, including those paid to the Company’s executive officers, are determined and paid during the first quarter of the year following the plan year. The Chief Executive Officer submits his recommendations for annual cash awards for the Named Executive Officers other than himself to the Committee for their review and approval. In accordance with its charter and established practice, the annual cash incentive award for the Chief Executive Officer is determined solely by the Committee in closed session outside the presence of the Chief Executive Officer. The Committee determines the annual cash award for the Chief Executive Officer based on the plan as approved by the Committee, the Company’s performance as noted above and the Chief Executive Officer’s performance during the plan year.

The incentive compensation plan is designed to reward individuals for superior achievement over and above the expected, day-to-day performance of their respective job duties and responsibilities. Cash payments under the plan are determined, subject to the discretion of the Committee, based on the Company’s overall financial and operating performance as compared to its publicly disclosed financial guidance for the year, business unit or department performance and individual performance and contributions to the Company during the year. Individual discretionary awards under the plan are made from a bonus pool reserved for and based on the Company’s financial performance. The Committee believes that these objectives, including meeting the Company’s projected financial guidance, are achievable, yet challenging. As evidence of that and the exercise of the Committee’s discretion, in 2004 and 2005, the Company achieved outstanding financial and operating performance and the incentive compensation payments made to the Company’s Named Executive Officers for those years were either at or above target. By contrast, the Committee did not pay any incentive compensation awards to the Named Executive Officers for 2003 due to the Company’s lower-than-expected performance for that year. For the full year 2006, while the Company achieved solid financial results, the operational performance of certain business units and functions did not completely meet internal expectations. As a result, the Committee approved incentive compensation awards that ranged from slightly above to below target, and these awards were lower as a percentage of eligible base earnings than the 2004 and 2005 awards.

In 2007, the Company did not fully achieve its initial projected financial performance, but recorded solid operating results in the core development segment, successfully recruited two new executive officers and concluded the year with two consecutive quarters of strong authorizations. In addition, the Company saw significant progress in its compound partnering portfolio. As a result of the Company’s performance in 2007 and the individual performance of the Named Executive Officers, the Committee approved discretionary incentive compensation awards of: $500,000, or 71% of eligible 2007 earnings, to Dr. Eshelman; $131,000, or 40% of eligible 2007 earnings, to Dr. Covington; and $97,500, or 50% of eligible 2007 earnings, for Mr. Sharbaugh. Pursuant to Mr. Darazsdi’s employment agreement, the Company paid him a negotiated fixed bonus payment of $43,750 for 2007. With respect to Mr. Richardson, under his employment agreement with the Company, he is entitled to receive quarterly cash bonuses equal to a specified percentage of a portion of his base salary if the Company meets or exceeds agreed upon authorization targets for each calendar quarter. In 2007, Mr. Richardson earned an aggregate of $31,220 in quarterly cash bonuses. In addition to these cash bonuses, Mr. Richardson is entitled to a bonus under the Company’s employee incentive compensation plan based on a portion of his base salary. In 2007, as a result of the Company’s performance as noted above and Mr. Richardson’s individual achievements and contributions, the Committee approved an incentive compensation award of $40,084, or 32% of his eligible 2007 earnings.

The Committee believes this discretionary approach to cash incentive awards properly motivates and rewards the Company’s executive officers and provides the Committee with the discretion and flexibility to set awards that reflect both the Company’s performance and each Named Executive Officer’s contributions for the given year. The cash incentive awards paid under the Company’s employee incentive compensation plan for 2007 as set forth above are shown in the Summary Compensation Table below.

Stock-Based Awards. Stock-based awards under our Equity Compensation Plan are the primary form of long-term compensation offered to our Named Executive Officers. Under our Equity Compensation Plan, the Compensation Committee may grant Named Executive Officers and other employees eligible to participate in the Plan incentive and nonqualified stock options, restricted stock and other forms of stock-based awards.

We grant nonqualified stock option awards to our Named Executive Officers under comprehensive guidelines that apply to all participants in the Equity Compensation Plan to assure internal equity. The Compensation Committee reviews and updates these guidelines annually to ensure that this component of our employee compensation program is competitive. The guidelines establish ranges for the size of an option award for initial, annual and promotion awards of stock options for all eligible positions. The ranges for awards are based upon the position held or to be held. Within these ranges, the actual size of the annual stock option awards for the Company’s executive officers is subject to the Committee’s discretion and is generally tied to the Company’s overall financial and operating performance as compared to the Company financial guidance for the year in question, the individual performance of the Named Executive Officer and the performance of the business unit, department or function for which he or she is responsible.

Option awards to Named Executive Officers and other employees eligible to participate in our Equity Compensation Plan generally have a term of 10 years and are typically subject to a three-year vesting schedule, with one-third of the award vesting on each of the first, second and third annual anniversaries of the grant date. Annual stock option awards are priced at the closing price of the Company’s common stock on the date of grant as reported by the Nasdaq Global Select Market. Initial grants and promotion awards are priced at the closing price of the Company’s common stock as reported by the Nasdaq Global Select Market on the date on which the employee commences employment for initial grants or the effective date of promotion for promotion awards, or, if later, the date on which the Committee approves the stock option grant.

The Committee believes its stock option award program is consistent with its stated objective of establishing a performance-based executive compensation system to reward and incentivize the Named Executive Officers because the value of the Executive’s stock options generally will be tied to the Company’s financial and operating performance over time. The Committee believes this link to longer-term performance aligns the interests of the Named Executive Officers with the interests of our stockholders. In addition, the three-year vesting schedule for stock option awards helps the Company retain executive talent because unvested stock options are automatically forfeited upon the termination of an executive officer’s employment. Thus, the recipient of a stock option award is incentivized to remain with the Company during the vesting period.

The Compensation Committee approves annual stock option awards to all eligible employees, including the Company’s Named Executive Officers, at the Committee’s meeting held in February of the year following the year for which the grant is being made. The dates for the meetings of the Board of Directors and its committees, including the Compensation Committee, for each year are typically set at least six months prior to the start of each year. On February 20, 2008, the Compensation Committee held its quarterly meeting, and based on the Company’s performance in 2007 and the other factors discussed above, approved the annual nonqualified stock option grants set forth below to the Named Executive Officers.

Name and Title	Number of Options
Fredric N. Eshelman Chief Executive Officer	100,000

William J. Sharbaugh Chief Operating Officer	60,000

Daniel G. Darazsdi Chief Financial Officer	45,000

William W. Richardson Senior Vice President, Global Business Development	15,000

Paul S. Covington Executive Vice President, Development	0

All of the foregoing options have an exercise price of $44.78, the closing price of the Company’s common stock on February 20, 2008 as reported by Nasdaq Global Select Market, are exercisable over a period of 10 years from the grant date and are subject to the Company’s standard three-year vesting schedule as described above.

With the exception of Dr. Covington, the option grants listed above fell within the guidelines approved by the Committee for 2007, with variances within the guidelines having been made at the discretion of the Committee based on individual performance during 2007. Dr. Covington did not receive an award because of his anticipated retirement sometime during 2008. Under his employment agreement, Mr. Richardson is entitled to receive annual stock option grants based on the level of new business authorizations during the year.

In addition to its stock option award program, the Committee has in the past approved grants of restricted stock to certain of its executive officers, as recommended by the Cook firm. The Committee approved these grants to recognize significant individual contributions to the Company’s accomplishments, to motivate and incentivize future performance to accomplish the Company’s business objectives and to retain executive talent. The Committee made these restricted stock grants in 2001 and again in 2005. The 2001 restricted stock grants were subject to a three-year cliff vesting schedule. The 2005 restricted stock awards were subject to a three-year linear vesting schedule, such that one-third of the grant vested on the first, second and third annual anniversaries of the grant date. In the event the executive officer’s employment is terminated for any reason, any unvested shares of restricted stock are automatically forfeited to the Company on the date their employment is terminated. The holders of restricted shares are entitled to vote and receive dividends, if any, declared and paid on the Company’s common stock.

In 2007, the Committee approved granting 10,000 shares of restricted stock to both Mr. Sharbaugh and Mr. Darazsdi in connection with their hiring. On December 5, 2007, the Committee authorized a grant of 100,000 shares of restricted stock to Dr. Eshelman, but he elected to rescind all rights to the grant later that month. In February 2008, when the Board considered increasing the mileage allowance under the Company’s corporate aircraft policy, it took this rescission into account in approving an increase in the Chief Executive Officer’s mileage from 40,000 to 75,000 miles per year.

Severance Agreements. The Company has entered into severance agreements with certain of its Named Executive Officers. Each such agreement provides for the payment of specified severance benefits upon termination of the Named Executive Officer’s employment with the Company, other than for cause, within one year following a change of control of the Company. These severance arrangements are commonly known as “double trigger” agreements because severance benefits are only payable by the Company upon the occurrence of two events or triggers: 1) a change of control of the Company; and 2) the subsequent termination of the executive officer’s employment within one year of the change of control. The Committee believes that it is necessary to enter into severance agreements in order to attract and retain qualified executive officers. These agreements also help ensure that the executive officers who have this benefit can focus on shareholder interests by mitigating concerns about their potential termination and are retained by the Company while the acquisition is being negotiated and consummated. Unlike severance agreements in place for other companies, the Committee does not believe that the Company should pay for any portion of the taxes that may be due and payable with respect to the benefits payable under the severance agreements with its executive officers. Accordingly, under the severance agreements with its Named Executive Officers, the Company is not obligated to “gross up” an executive officer’s compensation for any excise, income or other tax due with respect to the severance benefits payable under these agreements. For a detailed discussion of the Company’s severance agreement with its executive officers, see “Severance Agreements” below. While the Committee considers a Named Executive Officer’s severance benefits in evaluating other elements of compensation, in 2007 the Committee did not make any specific adjustments as a result of the existence of a severance arrangement.

Perquisites and Other Benefits. The Company maintains broad-based benefits that are provided to all employees, including the Named Executive Officers. These benefits include a 401(k) retirement savings plan with matching contributions, a group health plan, group term life insurance and wellness programs. In addition, the Named Executive Officers are entitled to limited personal use of corporate aircraft, are eligible to participate in the Company’s personal training program offered to senior level staff, and may participate in the nonqualified deferred compensation plan that the Company maintains for highly paid executives employed in the United States. The compensation received by the Named Executive Officers with respect to these benefits is included in the Summary Compensation Table below. For a more detailed discussion of the Company’s aircraft policy and nonqualified deferred compensation plan, see “Corporate Aircraft Policy” and “Deferred Compensation Plan” below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	THE COMPENSATION COMMITTEE

John A. McNeill, Jr., Chairman
David L. Grange
Catherine M. Klema

Executive Compensation Tables

The table below provides information on the compensation we paid to or recognized as expense with respect to the Named Executive Officers in 2006 and 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Fredric N. Eshelman (5)	2007	$709,167	$0	$396,500	$1,880,597	$500,000	$6,516	$137,760	$3,630,540
Vice Chairman and	2006	689,167	0	396,500	1,806,562	250,000	5,707	95,220	3,243,156
Chief Executive Officer

Daniel G. Darazsdi (6)	2007	72,916	118,750	29,458	78,675	0	0	490	300,289
Chief Financial Officer,	2006	0	0	0	0	0	0	0	0
Treasurer and Assistant Secretary

William J. Sharbaugh (7)	2007	195,000	75,000	70,972	166,979	97,500	0	34,790	640,241
Chief Operating Officer	2006	0	0	0	0	0	0	0	0

Paul S. Covington (8)	2007	327,688	0	0	569,383	131,000	0	7,031	1,035,102
Executive Vice	2006	318,143	0	0	525,147	125,000	0	7,842	976,132
President – Development

William W. Richardson (9)	2007	250,525	0	0	296,208	71,304	0	9,020	627,057
Senior Vice President –	2006	245,612	0	0	228,833	87,499	0	7,756	569,700
Global Business Development

Linda Baddour (10)	2007	142,769	0	124,898	(13,488)	0	0	7,273	261,452
Former Chief Financial Officer, Treasurer and	2006	293,021	0	333,060	768,526	125,000	0	16,073	1,535,680
Assistant Secretary

(1)	Restricted stock awards were granted in 2007 to Messrs. Darazsdi and Sharbaugh. The dollar value represents the amount the Company recognized for stock awards granted in 2005 and 2007 for financial statement purposes in accordance with SFAS 123R, applying the same assumptions used in the Company’s financial statements and accompanying notes; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. The only forfeiture of restricted shares in 2007 among our executive officers was when Ms. Baddour forfeited 14,000 shares of restricted stock upon her resignation on May 31, 2007.
(2)	The dollar value represents the amount the Company recognized for option awards granted in 2007 and in prior years for financial statement purposes in accordance with SFAS 123R, applying the Black-Scholes valuation model and the same assumptions used in the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2007, as described in Note 10 thereto; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. The only forfeiture of options in 2007 among our executive officers was when Ms. Baddour forfeited 155,000 stock options upon her resignation on May 31, 2007. In accordance with SFAS 123R, we reversed the expense associated with the options forfeited by Ms. Baddour in 2007.
(3)	This column reports payments made under the Company’s employee incentive compensation plan. All amounts were earned in respect of each year and were paid in the first quarter of the subsequent year. For a description of this plan, see “Compensation Discussion and Analysis – Analysis of Specific Compensation Programs – Annual Employee Incentive Compensation Plan” above.
(4)	This column reports the “above-market” interest accrued on deferred cash compensation. Our deferred compensation plan for executives accrues interest on deferred cash compensation based on the three-month LIBOR plus 1.5%. The amount of “above-market” interest in this column equals the difference between the interest accrued at the plan rate and 120% of the quarterly applicable long-term federal rate. For a detailed description of the Company’s deferred compensation plan for executives, see “Deferred Compensation Plan” below.
(5)

The amount reported under “All Other Compensation” for Dr. Eshelman in 2007 consisted of $128,688 for personal use of the Company’s aircraft, $6,750 in 401(k) plan matching contributions and $2,322 in taxable benefit for premiums paid for group term life insurance on his behalf. In 2007, Dr. Eshelman was permitted to use the Company’s aircraft for personal use up to a maximum of 40,000 miles per year. In that year, Dr. Eshelman used the Company’s aircraft for personal use for a total of 29,441 miles. The value of his use of the aircraft is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on personal use of corporate aircraft, see

“Corporate Aircraft Policy” below. The amount reported under “All Other Compensation” for Dr. Eshelman in 2006 consisted of $89,598 for personal use of the Company’s aircraft, $3,300 in 401(k) plan matching contributions and $2,322 in taxable benefit for premiums paid for group term life insurance on his behalf. In 2006, Dr. Eshelman used the Company’s aircraft for personal use for a total of 27,442 miles.

(6)	Mr. Darazsdi joined the Company as Chief Financial Officer on October 1, 2007. The amount reported under “Bonus” for Mr. Darazsdi includes a $75,000 sign-on bonus paid to him at the time of hire and a fixed bonus of $43,750 for 2007 payable in the first quarter of 2008. The amount reported under “All Other Compensation” for Mr. Darazsdi in 2007 consisted of $355 in taxable benefit under the Company’s executive personal training program and $135 in taxable benefit for premiums paid for group term life insurance on his behalf.
(7)	Mr. Sharbaugh joined the Company as Chief Operating Officer on May 31, 2007. The amount reported under “Bonus” was paid to Mr. Sharbaugh as a sign-on bonus at the time of his hire. The amount reported under “All Other Compensation” for Mr. Sharbaugh in 2007 consisted of $27,337 in relocation expenses, $6,114 for personal use of the Company’s aircraft, $900 in 401(k) matching contributions and $439 in taxable benefit for premiums paid for group term life insurance on his behalf. Mr. Sharbaugh is permitted to use the Company’s aircraft for personal use up to a maximum of 10,000 miles per year. In 2007, Mr. Sharbaugh used the Company’s aircraft for personal use for a total of 3,668 miles. The value of his use of the aircraft in 2007 is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on personal use of corporate aircraft, see “Corporate Aircraft Policy” below.
(8)	The amount reported under “All Other Compensation” for Dr. Covington in 2007 consisted of $5,789 in 401(k) plan matching contributions and $1,242 in taxable benefit for premiums paid for group term life insurance on his behalf. The amount reported under “All Other Compensation” for Dr. Covington in 2006 consisted of $6,600 in 401(k) plan matching contributions and $1,242 in taxable benefit for premiums paid for group term life insurance on his behalf.
(9)	The amount reported under “Non-Equity Incentive Plan Compensation” for Mr. Richardson in 2007 consisted of $31,220 in quarterly cash bonuses paid to him under his employment agreement and $40,084 paid to him under the Company’s employee incentive compensation plan. The amount reported under this column for 2006 consisted of $41,446 in quarterly cash bonuses paid to him under his employment agreement and $46,053 paid to him under the Company’s employee incentive compensation plan. The amount reported under “All Other Compensation” for Mr. Richardson in 2007 consisted of $6,750 in 401(k) plan matching contributions and $2,270 in taxable benefit for premiums paid for group term life insurance on his behalf. The amount reported under “All Other Compensation” for Mr. Richardson in 2006 consisted of $6,542 in 401(k) plan matching contributions and $1,214 in taxable benefit for premiums paid for group term life insurance on his behalf.
(10)	Ms. Baddour resigned effective May 31, 2007. The amount reported under “All Other Compensation” for Ms. Baddour in 2007 consisted of $6,750 in 401(k) matching contributions, $118 in taxable benefit for personal training under the Company’s wellness program and $405 in taxable benefit for premiums paid for group term life insurance on her behalf. The amount reported under “All Other Compensation” for Ms. Baddour in 2006 consisted of $8,308 for personal use of the Company’s aircraft, $6,600 in 401(k) matching contributions, $355 in taxable benefit for personal training under the Company’s wellness program and $810 in taxable benefit for premiums paid for group term life insurance on her behalf. Ms. Baddour was permitted to use the Company’s aircraft for personal use up to a maximum of 5,000 miles per year. In 2006, Ms. Baddour used the Company’s aircraft for personal use for a total of 1,782 miles. The value of her use of the aircraft in 2006 is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on personal use of corporate aircraft, see “Corporate Aircraft Policy” below.

Tables for Equity Grants, Exercises and Holdings

The following table sets forth information concerning all grants of stock options, restricted stock and other equity awards made to the Named Executive Officers for service during the year ended December 31, 2007.

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Fredric N. Eshelman	February 21, 2007	50,000	33.61	539,035
Daniel G. Darazsdi	October 1, 2007	90,000	35.35	944,406
William J. Sharbaugh	May 31, 2007	75,000	36.50	858,847
Paul S. Covington	February 21, 2007	30,000	33.61	323,421
William B. Richardson	February 21, 2007	22,500	33.61	242,566
Linda Baddour	February 21, 2007(1)	30,000	33.61	431,228

(1)	Ms. Baddour forfeited these options upon her resignation from the Company on May 31, 2007.

With the exception of grants made to Mr. Sharbaugh and Mr. Darazsdi, all options granted to the Named Executive Officers as shown in the above table were for service in 2006 and were granted in 2007 in the discretion of the Compensation Committee under our Equity Compensation Plan. For a discussion of the Equity Compensation Plan and the grants made thereunder to the Named Executive Officers in 2008 for service in 2007, see “Compensation Discussion and Analysis – Specific Compensation Programs – Stock-Based Awards” above. Grants made to Mr. Sharbaugh and Mr. Darazsdi were granted in 2007 upon their acceptance of employment with the Company and were approved by the Compensation Committee under our Equity Compensation Plan.

The following table sets forth information concerning the number and value of unexercised options, unvested restricted shares and other unvested or unexercised equity awards held by each Named Executive Officer as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Fredric N. Eshelman	0		50,000	(2)	33.61	02/21/17	16,668	(11)	672,887
	66,666	(3)	133,334	(3)	34.62	02/21/16
	187,500	(4)	62,500	(4)	21.19	11/15/14
	120,000	(5)	0		15.30	12/02/13
	40,000	(6)	0		14.95	12/02/12

Daniel G. Darazsdi	0		90,000	(7)	35.35	10/01/17	10,000	(12)	403,700

William J. Sharbaugh	0		75,000	(8)	36.50	05/31/17	10,000	(13)	403,700

Paul S. Covington	0		30,000	(2)	33.61	02/21/17	0		0
	13,333	(3)	26,667	(3)	34.62	02/21/16
	25,000	(4)	25,000	(4)	21.19	11/15/14

William W. Richardson	0		22,500	(2)	33.61	02/21/17	0		0
	33,333	(10)	16,667	(9)	28.82	11/01/15

Linda Baddour	0		0	(10)	—	—	0	(10)	0

(1)	Market value is computed by multiplying the number of restricted shares by $40.37, the closing price of the Company’s common stock on the Nasdaq Global Select Market on December 31, 2007, the last business day of 2007.
(2)	The options were granted on February 21, 2007 and vest one-third per year on the first, second and third anniversary dates of the grant. The number of options granted was 50,000 for Dr. Eshelman; 30,000 for Dr. Covington, and 22,500 for Mr. Richardson.
(3)	The options were granted on February 22, 2006 and vest one-third per year on the first, second and third anniversary dates of the grant. The number of options granted was 200,000 for Dr. Eshelman and 40,000 for Dr. Covington.
(4)	The options were granted on November 16, 2004 and vest one-fourth per year on the first, second, third and fourth anniversary dates. The number of options granted was 250,000 for Dr. Eshelman and 50,000 for Dr. Covington.
(5)	The options were granted on December 3, 2003 and vested one-third per year on the first, second and third anniversary dates of the grant.
(6)	The options were granted on December 3, 2002 and vested one-third per year on the first, second and third anniversary dates of the grant.
(7)	The options were granted on October 1, 2007 and vest one-third per year on the first, second and third anniversary dates of the grant.
(8)	The options were granted on May 31, 2007 and vest one-third per year on the first, second and third anniversary dates of the grant.
(9)	The options were granted on November 1, 2005 in the amount of 50,000 and vest one-third per year on the first, second and third anniversary dates of the grant.
(10)	Ms. Baddour’s unvested options and restricted stock were forfeited upon her resignation on May 31, 2007.
(11)	The restricted shares were granted on May 18, 2005 in the amount of 50,000 and vest one-third per year on the first, second and third anniversary dates of the grant.

(12)	The restricted shares were granted on October 1, 2007 in the amount of 10,000 and vest one-third per year on the first, second and third anniversary dates of the grant.
(13)	The restricted shares were granted on May 31, 2007 in the amount of 10,000 and vest one-third per year on the first, second and third anniversary dates of the grant.

The following table sets forth information concerning the aggregate number and value of options exercised, shares of restricted stock that vested or other equity awards that were exercised or vested for or by each executive officer in the year ended December 31, 2007.

Option Exercises and Stock Vested in Fiscal 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Fredric N. Eshelman	0	0	16,666	582,310
Daniel G. Darazsdi	0	0	0	0
William J. Sharbaugh	0	0	0	0
Paul S. Covington	38,334	621,347	0	0
William W. Richardson	0	0	0	0
Linda Baddour	145,000	1,978,252	14,000	489,160

(1)	The aggregate value realized equals the difference between the fair market value of the shares acquired, based on the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the date of exercise, and the exercise prices for the underlying stock options.
(2)	The aggregate value realized on vesting equals the number of shares vested multiplied by the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the date of vesting.

Deferred Compensation Plan

We maintain a nonqualified, unfunded deferred compensation plan that permits certain highly paid executive employees who are employed in the United States to defer current income for future financial and retirement needs. Eligible employees may defer up to 25% of their base salary and/or a portion of their annual incentive compensation on a pre-tax basis. Eligible employees also have the opportunity to defer payment of restricted stock. We do not make contributions to this plan on behalf of any employee, and other than accruals for interest on deferred cash compensation and dividend equivalents on deferred restricted stock, all amounts credited to these plans consist of compensation that was otherwise payable to the participants.

Cash amounts deferred each quarter accrue interest based upon the three-month LIBOR plus 1.5%, which we believe is a reasonable rate. The average annual interest rate during 2007 was 6.7%. Shares of restricted stock that are deferred are held as restricted stock units, payable as shares of common stock if and when the units become payable. The restricted stock units remain subject to the same vesting conditions as applicable to the shares of restricted stock. In addition, restricted stock units provide for cash dividend equivalents that are payable in cash at the time the units become vested or when the units become payable, depending on each participant’s election.

Employee participants may elect to have the deferrals payable either on termination of employment or on a specified date that is at least two years after the deferral election is made, but no more than 10 years after termination of employment. The amount deferred will be payable either in a lump sum or installments over a period of five, 10 or 15 years as elected by the participant at the time of deferral. However, these payment elections only become effective if the employee participant retires after age 55 with 10 years of service to the Company. Otherwise, the deferrals are payable in a lump sum following termination of employment. Our Board of Directors may elect to pay out participants in the event of a change of control of the Company.

The following table sets forth information concerning the contributions made by the Named Executive Officers to their respective accounts, withdrawals and distributions from those accounts during the year ended December 31, 2007, and the aggregate balance of those accounts at December 31, 2007. As of December 31, 2007, Dr. Eshelman was the only Named Executive Officer participating in our nonqualified deferred compensation plan.

Nonqualified Deferred Compensation in Fiscal 2007

Name	Executive Contributions in 2007 ($)(1)	Registrant Contributions in 2007 ($)	Aggregate Earnings in 2007 ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($) (3)
Fredric N. Eshelman	536,979	0	49,554	0	3,650,063
Daniel G. Darazsdi	0	0	0	0	0
William J. Sharbaugh	0	0	0	0	0
Paul S. Covington	0	0	0	0	0
William W. Richardson	0	0	0	0	0
Linda Baddour	0	0	0	0	0

(1)	Dr. Eshelman’s contribution in 2007 consisted of 16,666 shares of restricted stock. Of the amount reported in this column, $396,500 was reported as compensation for 2007 in the column titled “Stock Awards” in the Summary Compensation Table above.
(2)	Of the amount reported in this column, $6,516 was reported as “above-market” interest on deferred cash compensation under the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table above.
(3)	Except for market interest and dividend equivalents accrued under our deferred compensation plan, the amounts in the Named Executive Officer’s deferred compensation account at fiscal year end were previously reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years. The aggregate balance of Dr. Eshelman’s deferred compensation account as of December 31, 2007 consisted of $782,098 of deferred cash compensation and $2,867,965 of deferred restricted stock.

Employment Agreements

Fredric N. Eshelman, Chief Executive Officer, entered into an employment agreement with the Company effective July 1, 1997. The employment agreement provides for automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Dr. Eshelman’s employment agreement automatically renewed for a ninth one-year term beginning July 1, 2007, and his annual base salary for the renewal term is $720,000. In February 2008, the Compensation Committee approved increasing his salary to $740,000 effective on the renewal of his one-year employment agreement.

Daniel G. Darazsdi, Chief Financial Officer, entered into an employment agreement with the Company effective October 1, 2007. The employment agreement has an initial term of two years, with automatic one-year renewals thereafter unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. In the event we were to terminate Mr. Darazsdi’s employment without cause, he will be paid the greater of one year’s base salary or the salary for the remaining term of the agreement. Mr. Darazsdi’s annual base salary for the initial twelve-month period of the employment agreement is $350,000.

William J. Sharbaugh, Chief Operating Officer, entered into an employment agreement with the Company effective May 31, 2007. The employment agreement has an initial term of one year, with automatic one-year renewals thereafter unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Mr. Sharbaugh’s annual base salary for the initial twelve-month period of the employment agreement is $360,000. In February 2008, the Compensation Committee approved increasing his salary to $372,600 effective on the renewal of his one-year employment agreement.

Paul S. Covington was promoted to Executive Vice President - Development of PPD Development, the Company’s contract research organization subsidiary, effective January 15, 2002. Dr. Covington entered into a new employment agreement with PPD Development dated January 15, 2002. The initial term of the agreement was from January 15, 2002 through December 31, 2003. The employment agreement contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Dr. Covington’s employment agreement automatically renewed for an additional one-year term beginning January 1, 2008, and his annual base salary for 2008 is $337,930.

William W. Richardson, Senior Vice President – Global Business Development, entered into an employment agreement with PPD Development effective November 1, 2005. The initial term of the agreement was from November 1, 2005 through December 31, 2006. The employment agreement contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Mr. Richardson’s employment agreement automatically renewed for an additional one-year term beginning January 1, 2008, and his annual base salary for 2008 is $254,898.

Change in Control Severance Agreements

We have entered into change in control severance agreements with certain Named Executive Officers. Each agreement provides for a severance payment upon termination of the executive officer’s employment, other than for cause, within one year after a change in control of the Company, including constructive termination of employment due to a substantial diminution in duties, reduction in base salary or required relocation. The amount of the severance payment equals a factor times the sum of (i) the executive officer’s base salary for the 12-month period prior to termination of employment plus (ii) the greater of (A) the executive officer’s target incentive award under the Company’s incentive compensation plan in effect immediately prior to termination of employment or (B) the average of the cash awards received by the executive officer in the two successive 12-month periods immediately prior to termination of employment. Dr. Eshelman is entitled to a severance payment equal to three times the severance amount as calculated above. Dr. Covington is entitled to a severance payment equal to two and one-half times the severance amount as calculated above. Messrs. Darazsdi and Sharbaugh are entitled to a severance payment equal to two times the severance amount calculated above. If triggered, the Company is obligated to make the severance payment to the executive officer in a lump sum within 30 days following the termination of employment with the Company. Ms. Baddour’s agreement terminated upon her resignation on May 31, 2007, without any severance payment because the severance provision was not triggered.

In addition to the severance payment, all outstanding unvested stock options and unvested restricted stock granted at least six months prior to the executive officer’s termination of employment will vest upon termination. The Company is also obligated to continue to pay for and provide the benefits that the executive officer was receiving immediately prior to termination of employment, including health, medical, dental, vision, wellness, accidental death and dismemberment, disability, and group term life insurance benefits. Dr. Eshelman and Messrs. Darazsdi and Sharbaugh are entitled to these benefits for two years following termination of their employment. Dr. Covington is entitled to these benefits for one year following termination of his employment. If triggered, the Company may discontinue providing these benefits to any executive officer on the date on which he or she becomes eligible for similar coverage under another employer’s plan. The Company will also pay all legal expenses incurred by an executive officer in successfully enforcing the change in control severance agreement. The Company is not obligated to “gross up” an executive officer’s compensation for any excise, income or other tax due with respect to the severance benefits payable under these agreements.

If a severance payment had been triggered on December 31, 2007, the Company would have been obligated to make the following payments to the Named Executive Officers whose agreements were in effect:

Name	Lump Sum Cash Payment ($)	Welfare Benefits ($ per year) and (# of years paid) (1)		Value of Options that Wou ld Vest (2)($)	Value of Restricted Stock that Would Vest (3)($)	Total ($)
Fredric N. Eshelman	$3,621,000	$16,119	2 yrs	$2,303,421	$672,887	$6,629,546
Daniel G. Darazsdi	980,000	24,100	2 yrs	0	0	1,028,200
William J. Sharbaugh	1,080,000	24,100	2 yrs	290,250	403,700	1,822,150
Paul S. Covington	1,146,908	24,100	1 yr	835,769	0	2,006,777

(1)	The dollar amount in this column is based on the cost of benefits as of December 31, 2007. Actual costs for the covered year(s) could differ.

(2)	The value equals the difference between $40.37, the closing price of the Company’s common stock on the Nasdaq Global Select Market on December 31, 2007, and the exercise prices for the underlying stock options.
(3)	The value is computed by multiplying the number of shares by $40.37, the closing price of the Company’s common stock on the Nasdaq Global Select Market on December 31, 2007.

Corporate Aircraft Policy

In part because our headquarters is located in Wilmington, North Carolina, which is not a major commercial airport hub, and to increase the efficiency of our executives by helping them avoid the delays of commercial air travel, we have corporate aircraft and our Board of Directors has adopted a corporate aircraft policy. This policy provides guidelines for the use of any aircraft owned, leased or operated by the Company, and is intended to ensure the efficient operation of those aircraft. This policy also permits the Named Executive Officers and the Chairman of our Board of Directors to use the Company’s aircraft for personal use up to a specified maximum number of miles per year. In February 2008, the Board approved an increase from 40,000 to 75,000 miles per year for the Chief Executive Officer and from 20,000 to 30,000 miles per year for the Chairman of the Board. The maximum is 10,000 miles per year for the Chief Operating Officer and 5,000 miles per year for the other Named Executive Officers. The personal use of our aircraft by these executive officers in 2007 is included in the Summary Compensation Table under “All Other Compensation” and detailed in the footnote to that table. The personal use of our aircraft by our Chairman is included in the Director Compensation Table above under the column titled “All Other Compensation.”

Compensation Committee Interlocks and Insider Participation

Each of Mr. McNeill, Chairman, Dr. Fox, General Grange, Ms. Klema and Dr. Magnuson served on the Compensation Committee during all or part of 2007. None of them was an officer or employee of the Company at any time in 2007. Mr. McNeill served as the Company’s President from 1989 until 1993. He has not been an executive officer or employee of the Company since 1993. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Report of the Finance and Audit Committee

The Finance and Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2007. The Committee has discussed with the independent auditors of those financial statements, Deloitte & Touche LLP, or D&T, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Committee has received the written disclosures and the letter from D&T required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, and has discussed with D&T its independence. The Committee has also considered whether the provision of (1) financial information and design services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X and (2) services other than the audit of the Company’s financial statements and financial information and design services were compatible with maintaining D&T’s independence.

Based on the review and discussions referred to in the foregoing paragraph, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Board of Directors certifies that the Company has, and will continue to have, a Finance and Audit Committee that has at least three members, comprised solely of directors each of whom: (1) meets the definition of independence in Rule 4200(a)(15) of Nasdaq Stock Market’s listing standards; (2) meets the independence requirements in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934; (3) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three fiscal years; and (4) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Board of Directors further certifies that the Committee has at least one audit committee financial expert as defined in Item 401(h)(2) of Regulation S-K and that the name of the audit committee financial expert is Frederick Frank. The Committee reviewed and reassessed the adequacy of its charter in February 2008.

The Finance and Audit Committee pre-approves the engagement of the Company’s independent auditor to render any audit services to the Company. The Finance and Audit Committee also pre-approves any other engagement of the Company’s independent auditor, which is limited to specified permitted non-audit services on a case-by-case basis. The Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

Submitted by:	THE FINANCE AND AUDIT COMMITTEE

Frederick Frank, Chairman
Stuart Bondurant
Terry Magnuson
John A. McNeill, Jr.

Fees Paid to the Independent Registered Public Accounting Firm

For the years ended December 31, 2007 and 2006, D&T performed professional services for the Company. The professional services provided by D&T and the fees billed for those services are set forth below.

Audit Fees

The aggregate fees billed by D&T for the integrated audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2007 and 2006, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during those fiscal years, were $2,295,000 and $1,531,000, respectively.

Audit-Related Fees

The aggregate fees billed by D&T for assurance and related services that were reasonably related to the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2007 and 2006, and which are not included in the amounts disclosed above under the caption “Audit Fees,” were $84,000 and $140,000, respectively. These fees related to employee benefit plan audits, due diligence services for acquisitions, potential acquisitions and investments, response to the Security and Exchange Commission and accounting consultations.

Tax Fees

The aggregate fees billed by D&T for tax services for the fiscal years ended December 31, 2007 and 2006 were $21,000 and $75,000, respectively. The fees for the fiscal year ended December 31, 2007 were for tax preparation software, tax compliance services for employee benefit plans, continuing education seminars for Company employees, due diligence for a potential acquisition and general tax compliance services. The fees for the fiscal year ended December 31, 2006 were for tax preparation software, tax compliance services for employee benefit plans and general tax compliance services.

All Other Fees

The aggregate fees billed by D&T for services other than those reported above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $15,000 and $42,000 for the fiscal years ended December 31, 2007 and 2006, respectively. The fees for the fiscal year ended December 31, 2007 were for continuing education seminars for Company employees. The fees for the fiscal year ended December 31, 2006 were for subscriptions to an on-line accounting research database, continuing education seminars for Company employees and agreed-upon procedures reporting.

Related Party Transactions

Nasdaq rules and the charter of the Finance and Audit Committee of the Board of Directors require any related party transaction to be reviewed and approved by the Committee. A related party transaction is any transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. To properly process related party transactions, the Board of Directors has adopted written procedures for such transactions between the Company or any of its subsidiaries and any director, nominee for director, executive officer or holder of more than 5% of the Company’s voting stock, and any immediate family member of such persons.

Each director and executive officer of the Company must provide annually to the Company’s General Counsel a list of any existing or potential related party transactions and the material facts about such transactions. The General Counsel will annually inquire in writing of any holder of more than 5% of the Company’s voting stock as to whether it is aware of any related party transactions. The General Counsel will provide the information, as well as his assessment of any transaction, to the Finance and Audit Committee for its review. The Finance and Audit Committee will consider the transaction at its next meeting unless the chair of the Committee calls a special meeting to consider the transaction. In accordance with the Finance and Audit Committee charter, any related party transaction must be approved in advance by a majority of the disinterested Committee members.

In 2007, the Company did not engage in any related party transaction and, based on the procedures outlined above, as of the date of this proxy statement we are not aware of any existing or potential related party transaction.

Deadline for Receipt of Shareholder Proposals

Shareholder proposals to be included in the proxy statement for our next annual meeting of shareholders must be received by the Company not later than December 5, 2008. Under the Company’s bylaws, shareholder proposals to be considered at our next annual meeting must be received by the Company not later than 50 days prior to that meeting. All submissions must comply with all of the requirements of the Company’s bylaws and Rule 14a-8 of the Securities Exchange Act. Proposals should be mailed to B. Judd Hartman, Secretary, Pharmaceutical Product Development, Inc., 929 North Front Street, Wilmington, North Carolina 28401.

Management’s proxy holders for the next annual meeting of shareholders will have discretion to vote proxies given to them on any shareholder proposal of which we do not have notice prior to February 18, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and shareholders are required by regulations under the Securities Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that during 2007 all of our officers, directors and shareholders described above complied with all Section 16(a) filing requirements other than (1) a Form 4 to report a stock option exercise made by Mr. McNeill, a director, on March 1, 2007 which was filed on March 23, 2007 and should have been filed by March 5, 2007, and (2) a Form 4 to report a forfeiture of stock by Ms. Baddour to cover payment of taxes relating to the vesting of restricted stock on May 18, 2007 which was filed on January 25, 2008 and should have been filed on May 22, 2007.

By Order of the Board of Directors

/s/ Fredric N. Eshelman
Fredric N. Eshelman
Chief Executive Officer

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

Pharmaceutical Product Development, Inc.

929 North Front Street

Wilmington, North Carolina 28401

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

May 21, 2008

The undersigned hereby appoints Fredric N. Eshelman and B. Judd Hartman, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Pharmaceutical Product Development, Inc., a North Carolina corporation (the “Company”), held of record by the undersigned on March 20, 2008, at the annual meeting of shareholders to be held at the Company’s principal offices located at 929 North Front Street, Wilmington, North Carolina, at 10:00 a.m. on May 21, 2008, or at any adjournment(s) thereof. The following matters are more specifically described in the accompanying proxy statement.

(1)	Election of directors:

☐ FOR ALL NOMINEES LISTED BELOW	☐ WITHHOLD AUTHORITY TO VOTE FOR ALL

(except as marked to the contrary below)	NOMINEES LISTED BELOW

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.

Stuart Bondurant, M.D.	Fredric N. Eshelman, Pharm.D.	Frederick Frank
General David L. Grange	Catherine M. Klema	Terry Magnuson, Ph.D.
Ernest Mario, Ph.D.	John A. McNeill, Jr.

(2)	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

☐ GRANT AUTHORITY	☐ WITHHOLD AUTHORITY

(Continued on other side)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT’S NOMINEES FOR DIRECTOR LISTED ABOVE, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE MEETING.

Signature

Signature, if held jointly

Please date and sign exactly as name appears on your stock certificate. Joint owners should each sign personally. Trustees, custodians, executors and others signing in a representative capacity should indicate the capacity in which they sign.

Date: , 2008

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.